FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Strong Growth in Net Orders, Revenues, and Earnings for the Third Quarter of Fiscal Year 2008

Third quarter net earnings per diluted share were $0.58; revenues grew 21 percent;
net orders rose 15 percent; company raises earnings guidance for fiscal year

PALO ALTO, Calif., July 23, 2008 - Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $74 million ($0.58 per diluted share) for the third quarter of fiscal year 2008 versus net earnings in the year-ago quarter of $50 million ($0.39 per diluted share). Compared to the same period last fiscal year, third quarter revenues grew 21 percent to $513 million, net orders rose 15 percent to $575 million, and the quarter-ending backlog increased 13 percent to $1.8 billion.

“This was an excellent quarter for our company,” said Tim Guertin, president and CEO of Varian Medical Systems. “Our Oncology Systems, X-Ray Products, and Security businesses contributed to significant growth in revenues. High shipment volumes, product mix, and faster than expected Oncology product acceptances contributed to the revenue growth, a nearly 1-point improvement in the gross margin, and 35 percent growth in operating earnings versus the year-ago quarter. Higher operating earnings together with an unusually low 18 percent tax rate stemming from discrete tax benefits led to a 49 percent increase in net earnings per diluted share versus the year ago period.”

The company generated $114 million in cash flow from operations in the quarter and ended the period with $406 million in cash and cash equivalents and $107 million of debt. Compared to the year-ago quarter, days sales outstanding improved by 14 days to 79. During the quarter, the company spent $62 million to repurchase 1.2 million shares of common stock under a 12 million share repurchase authorization that extends through the end of this calendar year.

Oncology Systems
The Oncology Systems business, including radiotherapy, radiosurgery, and brachytherapy products, reported third quarter revenues of $408 million, up 21 percent from the year-ago period. This business recorded third quarter net orders of $461 million, up 12 percent from the same period last year with 12 percent growth in North America and 13 percent growth in international markets.

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Varian Medical Systems Reports Strong Growth in Net Orders, Revenues,                                     Page 2
and Earnings for the Third Quarter of Fiscal Year 2008

“We continued to experience tremendous demand for our RapidArc™ products for faster, more precise image guided IMRT during the quarter,” Guertin said. “Once again, even after very strong initial demand for RapidArc, we booked about 70 orders for this capability on new high energy machines during the quarter. Clinical use has commenced at several sites.” Higher unit volumes for treatment machines and accessories for image-guided radiotherapy as well as service also drove Oncology Systems’ net order growth during the quarter.

X-Ray Products
Revenues for the X-Ray Products business, including X-ray tubes and flat panel detectors for filmless imaging, were $77 million for the third quarter, up 22 percent from the year-ago quarter. Net orders for the quarter were $85 million, up 45 percent from the same period last year driven by continued strong demand for flat panel detectors.

“Our flat panel business grew strongly with the help of a more than $11 million order from a large new customer with a next-generation digital imaging system for medical diagnostics,” Guertin said. “On top of adding important new customers, many of our existing customers have increased their order volumes.”

Other Businesses
The company’s Other category, comprised of the Security and Inspection Products business, the ACCEL proton therapy business, and the Ginzton Technology Center, reported combined third quarter revenues of $28 million, up 23 percent from the same period last fiscal year due to growth in the security business.

Net orders for the Other category were $29 million, down 2 percent from the year-ago period when the company acquired Bio-Imaging Research (BIR), a supplier of detectors and software for processing and analyzing X-ray images in security and inspection systems. Excluding $3 million in acquired backlog from BIR in the year-ago quarter, net orders for this category grew by 8 percent versus the year-ago quarter with a 12 percent increase in net orders for security products.

“Our security business continued to expand with orders for high energy X-ray screening systems for ports and borders in Europe, the U.S. and the Far East,” said Guertin.

Outlook
“For the full fiscal year 2008, we believe that total company revenues should increase by about 17 to 18 percent above the fiscal 2007 total,” Guertin said. “Net earnings per diluted share for fiscal year 2008 should grow by about 22 percent over the total for fiscal year 2007. At this early stage, we estimate that revenues for fiscal 2009 could grow by about 12 percent and that earnings per diluted share should grow at a slightly faster rate than revenues.”

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Varian Medical Systems Reports Strong Growth in Net Orders, Revenues,                                     Page 3
and Earnings for the Third Quarter of Fiscal Year 2008

Investor Conference Call
Varian Medical Systems is scheduled to conduct its third quarter fiscal year 2008 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com where it will be archived for a year. To access the call via telephone, dial 1-800-329-9097 from inside the U.S. or 1-617-614-4929 from outside the U.S. and enter confirmation code 70611804. The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 79882121. The telephone replay will be available through 5 p.m. PT, Friday, July 25, 2008.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as RapidArc therapy, image-guided radiation therapy (IGRT), stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “estimate,” “believe,” “expect,” “could,” “can,” “grow,” “should” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s ability to meet demand for manufacturing capacity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the effect of economic conditions, currency exchange rates, and tax rates; the effect of changes in accounting principles; the company’s ability to meet Food and Drug Administration and other regulatory requirements for product clearances or to comply with Food and Drug Administration and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the possibility that material product liability claims could harm future revenues or require the company to pay uninsured claims; the effect of environmental claims and expenses; the company’s ability to protect the company’s intellectual property; the impact of managed care initiatives, other health care reforms, and/or third-party reimbursement levels and credit availability for capital expenditures for cancer care; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the risk of operations interruptions due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Strong Growth in Net Orders, Revenues,                                     Page 4
and Earnings for the Third Quarter of Fiscal Year 2008

Varian Medical Systems, Inc. and Subsidiaries Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in millions, except per share amounts)	Q3 QTR 2008	Q3 QTR 2007	Q3 YTD 2008	Q3 YTD 2007
Net orders	$574.8	498.9	1,586.8	1,435.1
Oncology Systems	461.4	410.9	1,260.2	1,113.7
X-Ray Products	84.5	58.4	242.6	193.4
Other	28.9	29.6	84.0	128.0

Order backlog	$1,786.8	1,581.6	1,786.8	1,581.6

Revenues	$512.8	423.7	1,498.9	1,254.2
Oncology Systems	407.7	337.7	1,189.2	1,012.6
X-Ray Products	77.2	63.3	222.1	191.2
Other	27.9	22.7	87.6	50.4

Cost of revenues (1)	$302.3	253.2	886.4	738.4

Gross margin	210.5	170.5	612.5	515.8
As a percent of revenues	41.1%	40.2%	40. 9%	41.1%

Operating expenses
Research and development (1)	36.0	29.2	97.2	84.6
Selling, general and administrative (1)	85.2	75.2	238.6	208.6

Operating earnings	89.3	66.1	276.7	222.6
As a percent of revenues	17.4%	15.6%	18.5%	17.7%

Interest income, net	1.2	1.6	4.3	6.1

Earnings before taxes	90.5	67.7	281.0	228.7

Taxes on earnings (1)	16.3	17.4	80.0	67.9

Net earnings (1)	$74.2	50.3	201.0	160.8

Net earnings per share - basic: (1)	$0.60	0.40	1.61	1.26

Net earnings per share - diluted: (1)	$0.58	0.39	1.58	1.22

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	124.6	127.0	124.9	128.1
Average shares outstanding - diluted	127.1	129.9	127.6	131.4

(1)	Includes amounts for total share-based compensation expense and its related tax benefits. (in millions, except per share amounts)
	Q3 QTR 2008	Q3 QTR 2007	Q3 YTD 2008	Q3 YTD 2007
Costs of revenues	$2.1	2.0	5.6	6.0
Research & development	1.4	1.2	3.5	3.8
Selling, general & administrative	8.0	7.6	21.0	24.0
Total	11.5	10.8	30.1	33.8
Taxes on earnings - SFAS 123R	(3.8)	(3.7)	(10.0)	(11.5)
Net earnings	$7.7	7.1	20.1	22.3

Net earnings per diluted share - share-based compensation expense	$0.06	0.05	0.16	0.17
Net earnings per diluted share - excluding share-based compensation expense	$0.64	0.44	1.73	1.39

Varian Medical Systems Reports Strong Growth in Net Orders, Revenues,                                     Page 5
and Earnings for the Third Quarter of Fiscal Year 2008

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	June 27, 2008 (Unaudited)	September 28, 2007 (1)
Assets
Current assets
Cash and cash equivalents	$405,684	$263,246
Accounts receivable, net	442,650	507,040
Inventories	304,306	233,743
Deferred tax assets and other	202,538	156,200
Total current assets	1,355,178	1,160,229

Property, plant and equipment	442,835	386,531
Accumulated depreciation and amortization	(233,813)	(214,877)
Property, plant and equipment, net	209,022	171,654

Goodwill	214,927	205,553
Other assets	161,857	146,939
Total assets	$1,940,984	$1,684,375

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$103,791	$92,600
Accrued expenses	245,687	299,052
Deferred revenues	138,129	101,839
Product warranty	52,440	51,290
Advance payments from customers	214,311	186,936
Short-term borrowings	66,884	41,000
Current maturities of long-term debt	7,983	8,970
Total current liabilities	829,225	781,687
Other long-term liabilities	126,977	40,847
Long-term debt	32,460	40,386
Total liabilities	988,662	862,920

Stockholders’ Equity
Common stock	124,877	125,215
Capital in excess of par value	391,771	311,411
Retained earnings and accumulated other comprehensive loss	435,674	384,829
Total stockholders’ equity	952,322	821,455
Total liabilities and stockholders’ equity	$1,940,984	$1,684,375

(1) The condensed consolidated balance sheet as of September 28, 2007 was derived from audited financial statements as of that date.